UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                February 24, 2005




                               CHEMED CORPORATION
             (Exact name of registrant as specified in its charter)




                           Delaware 1-8351 31-0791746
            (State or other (Commission File Number) (I.R.S. Employer
                         jurisdiction of Identification
                             incorporation) Number)




          2600 Chemed Center, 255 East 5th Street, Cincinnati, OH 45202
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (513) 762-6900












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Item 2.03 Creation of a Direct  Financial  Obligation or an Obligation  under an
Off-Balance Sheet Arrangement of a Registrant. The Registrant announced February 24, 2005 that on February 24, 2005 it amended its bank credit facility with JPMorgan Chase Bank. The Amended and Restated Credit Agreement ("RCA") provides for an increase in the term loan ("TL") from $35 million to $85 million at a current rate of LIBOR plus 2.0% and an increase of its revolving credit facility ("RCF") from $100 million to $175 million at a current rate of LIBOR plus 2.5%. The TL has 21 quarterly principal payments of $212,500, beginning on June 30, 2005, with the balance due August 24, 2010. The RCF has a termination date of February 24, 2010. Loans under ARCA are secured by the assets of the Company and substantially all of its subsidiaries. In addition, the Company must comply with customary financial and other covenants as stipulated in ARCA. Among these is an annual limitation on capital expenditures ($30 million), an annual limitation on acquisitions ($80 million in the aggregate and $50 million individually) and an annual limitation on payments under operating leases ($30 million). In certain circumstance the Company could be required to make addition principal payments on the TL. The Registrant's press release, dated February 24, 2005, is attached as an exhibit to this report.
Item 9.01     Financial Statements and Exhibits.

              c)       Exhibits
                            (99.1) Registrant's press release dated
                                   February 24, 2005.


                                                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                                          CHEMED CORPORATION


Dated:   March 1, 2005                   By:   /s/ Arthur V. Tucker, Jr.
                                                   Arthur V. Tucker, Jr.
                                                   Vice President and Controller



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